HOFFMAN
                              SUTTERFIELD
                              ENSENAT
                    A Professional Law Corporation

                         Baton Rouge, LA 70821-4407
                         P.O. Drawer 4407
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     January 28, 1997

Casino Magic of Louisiana, Corp.
Jefferson Casino Corporation
1701 Old Minden Road
Bossier City, LA 71111

     RE:     Opinion Letter - Casino Magic of Louisiana, Corp.
          $115,000,000 13% First Mortgage Notes due 2003
          Our File No. C0622-010

Gentlemen:

     We have acted as special counsel to Casino Magic of Louisiana, Corp., a Louisiana corporation ("CM-LA") and Jefferson Casino Corporation ("JCC"), a Louisiana corporation, in connection with the issuance and sale of $115,000,000 First Mortgage Notes Due 2003 in August 1996 (the "Series A
Notes") and deliver this opinion at your request in connection with the exchange offer (the "Exchange Offer") pursuant to which up to $115,000,000 First Mortgage Notes due 2003 with Contingent Interest ( the "Series B Notes") are being offered by CM-LA (guaranteed like the Series A Notes by JCC) in exchange for the Series A Notes. The Series B Notes are substantially identical to the Series A Notes except that we understand the Series B Notes are being registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a Form S-4 registration (No. 333-14535) (the "Registration Statement"), The Series A Notes and Series B Notes are collectively referred to herein as the "Notes". The Series B Notes, like the Series A Notes, will be issued pursuant to the Indenture dated August 22, 1996, between CM-LA, JCC and First Union Bank of Connecticut, the Trustee (the "Trustee"). We understand that in connection with the Registration Statement, the Indenture is being qualified under the Trust Indenture Act of 1939, as amended (the "TIA") and, although we are not securities law counsel for CM-LA and do not otherwise opine pursuant hereto as to compliance with the Securities Act or the TIA, we render this opinion at your request with respect to the matters expressly set forth herein in compliance with requirements of the TIA. We further consent to the filing of this Opinion by you as an exhibit to the Registration Statement. We understand that the Notes were issued for the development, construction, equipping and
Casino Magic of Louisiana, Corp.
January 28, 1997
Page 2

opening of a new dockside riverboat casino and entertainment complex located in Bossier City, Louisiana ("Casino Magic-Bossier City"). All terms not defined in this Opinion shall have the same meaning as that provided for in the Indenture.
     In the capacity described above and to the extent described above, we have examined the following:

          A. Mortgage by CM-LA in favor of First Union Bank of Connecticut as trustee for the benefit of the holders of the Notes.

          B. Security Agreement between CM-LA, as debtor, and First Union Bank of Connecticut, as trustee for the benefit of the holders of the Notes.

          C. Security Agreement between JCC, as debtor, and First Union Bank of Connecticut, as trustee for the benefit of the holders of the Notes.

          D. Collateral Assignment by and among CM-LA in favor of First Union Bank of Connecticut as trustee for the benefit of the holders of the Notes.

          E. Contracting Party's Consent to Assignment for the benefit of First Union Bank of Connecticut, as trustee for the benefit of the holders of the Notes.

          F. Stock Pledge and Security Agreement by JCC in favor of First Union Bank of Connecticut as trustee for the benefit of the holders of the Notes.

          G. Cash Collateral and Disbursement Agreement by and among the Disbursement Agent, First Union Bank of Connecticut, as trustee for the benefit of the holders of the Notes, the Independent Construction Consultant and CM-LA.

          H. Accounts Pledge Agreement by CM-LA as Debtor in favor of First Union Bank of Connecticut, as trustee for the benefit of the holders of the Notes, and the Agent.

          I. I have examined UCC-1 filings which were necessary for confirmation of the transactions contemplated by the Indenture, Notes and Purchase Agreement.

          J. First Preferred Ship Mortgage granted by CM-LA in favor of First Union Bank of Connecticut as trustee for the benefit of the holders of the Notes on the M/V Mary's Prize, Official Number 1028011.

          K. First Preferred Ship Mortgage granted by Casino Magic of Louisiana, Corp. in favor of First Union Bank of Connecticut,

Casino Magic of Louisiana, Corp.
January 28, 1997
Page 3

               as trustee for the benefit of the holders of the Notes on the M/V Crescent City Queen, Official Number 1028319.

          L. Title Commitments dated July 19, 1996 issued by Louisiana Title to JCC, No. LT 16190-A, B, C and D, covering property in Bossier/Caddo Parishes, Louisiana.

          M. Indemnity Agreement between Stewart Title Company, JCC, CM-LA and Casino Magic Corp.

          N. Indenture by CM-LA as issuer, JCC as guarantor and First Union Bank of Connecticut as trustee for the benefit of the holders of the Notes, and the forms of Notes attached thereto.

          O. Department of Transportation, U. S. Coast Guard, General Index or Abstract of Title for M/V Crescent City Queen, Official Number 1028319 dated the 19th day of August, 1996.

          P. Department of Transportation, U. S. Coast Guard, General Index or Abstract of Title for M/V Mary's Prize dated the 29th day of July, 1996.

          Q. Louisiana Uniform Commercial Code Certificate of Search on Business Name "Casino Magic of Louisiana, Corp.".

          R. Louisiana Uniform Commercial Code Certificate of Search on Business Name "Jefferson Casino Corporation".

     Documents shown in (L) through (R) are collectively referred to as "the Transaction Documents". The documents reflected in (A) through (K) above are collectively referred to as "the Collateral Documents". All documents listed above are collectively called Documents.

     Basing the opinions set forth in this Opinion on "our knowledge", the words "our knowledge" signify that, in the course of our representation of CM-LA and JCC, no facts have come to our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate or that any of the Documents are not accurate and complete. Except as otherwise stated in this Opinion, we have undertaken no investigation or verification of such matters. Further, the words "our knowledge" and similar language used in this Opinion are intended to be limited to the actual knowledge of the attorneys within our firm who have been directly involved in representing CM-LA and JCC in connection with the Indebtedness or who we reasonably believe have knowledge of the affairs of CM-LA and JCC.

     In reaching the opinions set forth below, we have assumed, and to our knowledge there are no facts inconsistent with, the following:

          (1) Each of the parties to the Documents, other than CM-LA and JCC, has or will duly and validly execute and deliver each Casino Magic of Louisiana, Corp.
January 28, 1997
Page 4

               such instrument, document, and agreement to be executed in connection with Casino Magic - Bossier City to which such party is a signatory, and such parties' obligations set forth in the Documents are its legal, valid and binding obligations, enforceable in accordance with their respective terms.

          (2) Each person, other than CM-LA and JCC, executing any of the Documents, whether individually or on behalf of an entity, is duly authorized to do so.

          (3) Each natural person executing any of the Documents is legally competent do to so.

          (4) All signatures of parties other than CM-LA and JCC on the Documents are genuine.


          (5) We have relied on the representations and warranties as to factual matters made by CM-LA, JCC and their officers as being true and complete.

          (6) Documents submitted to us as originals are authentic, all Documents submitted to us as certified or photostatic copies conform to the original document, and all public records reviewed are accurate and complete.

          (7) The terms and conditions of the Notes and Indenture as reflected in the Documents have not been amended, modified or supplemented by any other agreement or understanding of the parties or waiver of any of the material provisions of the Documents.

          (8) The terms of the Indenture and the Notes will apply to and prevail over conflicting provisions in the Collateral Documents.

          (9) The Trustee is a properly appointed trustee pursuant to the TIA.

          (10) That CM-LA has and will continue to timely perform all of the conditions and requirements of and under its Certificate of Preliminary Approval from the Louisiana Riverboat Gaming Commission; its operator's license from the Department of Public Safety and Correction, Office of State Police Riverboat Gaming Enforcement Division and all other conditions and requirements imposed by the Louisiana Gaming Control Board and its rules and regulations in Louisiana.

     We have no knowledge that any of the assumptions are untrue, but have performed no investigation or verification of such assumption.

Casino Magic of Louisiana, Corp.
January 28, 1997
Page 5


     Based  on    and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, it is our opinion that:

          a. CM-LA and JCC each have the requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party; each of the Transaction Documents to which it is a party has been duly authorized, executed and delivered by or on behalf of CM-LA and JCC, as the case may be.

          b. All necessary corporate action has been taken to authorize the execution, delivery and performance under the Documents by CM-LA and JCC. The individual or individuals who have executed the Documents on behalf of CM-LA and JCC have the authority to bind CM-LA and JCC to the terms and conditions and to the performance of their obligations under the Documents.

          c. No authorization, consent, approval or other action by, and no further notice to or filing with, any state or federal court, governmental authority or regulatory body, including the Louisiana Department of Public Safety and Corrections, Riverboat Gaming Enforcement Division of the Office of State Police ("Division"), the Louisiana Riverboat Gaming Commission ("Commission") or the Louisiana Gaming Control Board ("Board"), is required for the due execution, performance, validity, enforceability, and delivery by CM-LA and JCC of the Documents except as may be limited by Sections AAA, BBB, CCC, and DDD of this opinion.

          d. The Collateral Documents governed by the laws of the State of Louisiana, have been duly executed and delivered by the CM-LA and JCC, to the extent they are a party thereto and (assuming the due authorization, execution and delivery by the other parties thereto) constitute legally valid and binding obligations of CM-LA or JCC, as the case may be, enforceable against CM-LA or JCC, as the case may be, in accordance with their respective terms except as enforceability may be limited by Louisiana gaming law and applicable bankruptcy, insolvency, reorganization, moratorium on similar laws affecting the enforcement of creditors' rights generally and general principals of equity regardless of whether such enforcement may be sought in a proceeding in equity or at law.

          e. The Mortgage creates (1) a valid mortgage lien on the portions of the Mortgaged Property described therein consisting of immovable property and all fixtures (component parts), (2) a valid pledge lien of the right to receive proceeds attributable to the insurance loss of such Mortgaged Property and (3) a valid collateral assignment lien on the Casino Magic of Louisiana, Corp.
January 28, 1997
Page 6

               presently existing and anticipated future leases of such Mortgaged Property and the rents therefrom (collectively the "Louisiana Mortgage Lien"), all in favor of the Trustee for the ratable benefit of the holders of the Notes, as the security intended to be created by the Mortgage for the payment of the obligations under the Indenture, the Notes and the Guarantee. The Mortgage is in appropriate form for recording in the immovable property records of a Louisiana parish. The Mortgage has been filed in the mortgage records of the Clerks of Court of Bossier and Caddo Parishes, Louisiana; by such recordation, the Louisiana Mortgage Lien created by the Mortgage has been duly perfected; and such recordation is the only action, recording or filing necessary to perfect the validity of the Louisiana Mortgage Lien and

          f. The M/V Crescent City Queen and the M/V Mary's Prize are documented in the name of CM-LA. The Ship Mortgages constitute valid preferred mortgage liens on the Vessels (including all appurtenances thereof) pursuant to Chapter 313 of Title 46 of the United States Code (the "Ship Act"), prior to all other liens other than those expressly granted priority under the Ship Act over the lien of such preferred mortgages or tort claimants.

          g. The (1) execution of the Stock Pledge and Security Agreement by JCC, (2) filing of JCC's Financing Statements in the Office of the Louisiana Secretary of State and the payment of fees due in respect thereof and (3) obtaining and maintaining possession of any instruments not constituting part of chattel paper in accordance with Article 9 of the UCC, or the taking and maintaining of possession of any certificated securities in accordance with Article 8, have caused the Trustee, for the ratable benefit of the holders of the Notes, to have, as security for the payment of obligations under the Indenture, the Notes and the Guarantee, a valid and perfected security interest or lien in that portion of the Collateral located in Louisiana and described therein and intended to be created by such Documents, all of which are capable of being perfected by the filing of a UCC-1 Financing Statement in favor of the Trustee or by being held in the possession of the Trustee, as the case may be, and the actions, recordings and filings described in clauses (1) and (2) are the only actions, recordings and filings necessary to publish notice of the validity of such security interests or liens resulting from such filing and to perfect such security interests or liens as may be perfected by filing, and the possession described in (3) is the only action necessary to perfect such security interest as may be perfected by possession.

          h. The (1) execution of the Security Agreement by CM-LA, (2) filing of CM-LA's Financing Statements in the Office of any parish Clerk of Court in Louisiana and the filing by that Casino Magic of Louisiana, Corp.
January 28, 1997
Page 7

               Clerk of Court in the office of the Louisiana Secretary of State and (3) payment of fees due in respect thereof, caused the Trustee, for the ratable benefit of the holders of the Notes, to have, as security for the payment of obligations under the Indenture, the Notes and the Guarantee, a valid and perfected security interest or lien in that portion of the Collateral located in Louisiana and described therein and intended to be created by such Documents all of which are perfected by the filing of a UCC-1 Financing Statement in favor of the Trustee, and the actions, recordings, and filings described in clauses (1), (2) and (3) are the only actions, recordings and filings necessary to publish notice of the validity of such security interests or liens resulting from such filing and to perfect such security interests or liens as may be perfected by filing.

          i. Assuming the Disbursement Agent will duly comply with requirements of Section 2 of the Disbursement Agreement, the Trustee for the benefit of Noteholders, shall at all times through the payments of the Notes in full will possess a valid and perfected first priority security interest in the "Accounts" created under the Disbursement Agreement (other than the Disbursed Funds Account") and all funds, assets, or other investments credited thereto or deposited therein.

          j. The Collateral Assignment executed by CM-LA and the Trustee creates a valid and binding assignment of CM-LA's right, title and interest in all of the agreements subject to such Collateral Assignment upon proper execution of the Contracting Party's Consent to Assignment.

          k. The (1) deposit of the proceeds from the sale of the Notes into the Interest Reserve Account, the Operating Reserve Account, the Construction Disbursement Account and the Completion Reserve Account, (2) execution of the Cash Collateral and Disbursement Agreement and the Account Pledge Agreement by CM-LA and (3) filing of CM-LA's Financing Statements in any parish Clerk of Court in Louisiana and the filing by that Clerk of Court in the Office of the Louisiana Secretary of State, caused the Trustee, for the ratable benefit of the holders of the Notes, to have, as security for the payment of obligations under the Indenture, the Notes and the Guarantee, a valid and perfected security interest or lien in the proceeds from the sale of the Notes deposited in the Interest Reserve Account, the Operating Reserve Account, the Construction Disbursement Account, and the Completion Reserve
Account, and the investment of such proceeds and the actions and filings described in clauses (1), (2) and (3) are the only actions and filings necessary to publish notice of the validity of such security interests or liens and to
Casino Magic of Louisiana, Corp.
January 28, 1997
Page 8

               perfect such security interest or liens as may be perfected by filing.

     In addition to the assumptions set forth above, the opinions set forth above are also subject to the following qualifications:

          I. We express herein no opinion with respect to the Indenture, First Mortgage Notes, Purchase Agreement or Registration Rights Agreement to be executed other than the authority of CM-LA and JCC to execute and deliver these documents.

          II. We express no opinions as to the laws of any jurisdiction other than the laws of the State of Louisiana and the laws of the United States of America. We assume no obligation to supplement this Opinion if any applicable laws change after the date of this Opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this Opinion.

          III. In rendering such opinion, counsel has relied as to matters of fact, to the extent such counsel deems proper, on certificates of responsible officers of CM-LA and JCC and certificates or other written statements of officers of departments of various jurisdictions having custody of documents respecting the existence or good standing of CM-LA.

     We confirm that:

          (i) we do not have any financial interest in the Project, or the Agreement, other than fees for legal services performed by us, payment for which has been provided;

          (ii) other than as counsel for CM-LA and JCC, we have no interest in them and do not serve as a director, officer or employee of CM-LA and/or JCC. We have no undisclosed interest in the subject matter of this Opinion.

     The  following  are  Exceptions,  Qualifications,  Limitations  and
Assumptions:

          AAA.         We know that the Louisiana gaming licenses, permits and
approvals are issued only for a limited term and are by nature revocable privileges and that the maintenance of a license is subject to a continuing approval of the issuing agencies.

          BBB. The enforceability of the obligations under the Collateral Documents may be limited by the applications of the Louisiana gaming laws and of general principals and materiality, reasonableness, fair dealing and good faith and we express no
Casino Magic of Louisiana, Corp.
January 28, 1997
Page 9

               opinion regarding the availability of the remedy of specific performance, self-help, or any other equitable remedy or relief to enforce any right under the Collateral Documents or any other agreement or document.

          CCC. We call it to your attention the fact that further filing, re-filing, recordation, registration, or re-registration may be required to preserve and maintain to the extent established and perfected the security interests in the Vessels. These subsequent requirements may include, among others, filing required to be made by CM-LA to change its location and application for approval of the United States Maritime Administration prior to the sale of stock, security or ownership interest in CM-LA or the company that would result from CM-LA's failure to meet the requirements of 46 U.S.C. 802.

          DDD.       With respect to the Ship Mortgages, we express no opinion
as to (1) the right of Trustee to operate the Vessels; (2) the validity, creation or perfection of any lien purported to be granted, created or perfected under the Ship Mortgages other than under Title 46, United States Code, Chapter 313; (3) the right to enforce the Ship Mortgages in any court other than the appropriate U. S. District Court; (4) the right to sail the Vessels pursuant to a Power of Attorney; (5) the right of unlimited access to the Vessels, and (6) whether the Ship Mortgages create a lien on rates, leases, rents, earnings, revenues and proceeds arising out of gaming operations, such lien may not be governed by 46 U.S.C. Chapter 313 nor by Louisiana law.

          EEE.          Insofar as they relate to the creation, perfection and
effect of perfection or non-perfection of a security interest, in personal (movable) property, the opinions set forth in this letter are limited to collateral which is governed by Louisiana law for the creation, perfection and effect of perfection or non-perfection of a security interest in personal (movable) property, as set forth in the Louisiana UCC. We express no opinion as to laws of any other states other than the State of Louisiana by the creation, perfection and effect of perfection or non-perfection of a security interest in collateral subject to the laws of any other state or the United States except for the Ship Mortgages. We note that the Trustee's rights to enforce a lien and foreclose on, possess and/or exercise any rights or remedies with respect to any collateral pursuant to the terms of the Collateral Documents maybe limited, prescribed and prohibited under the gaming laws of the State of Louisiana and the rights of the Trustee are subject to these gaming laws with respect to any assignment, transfer, enforcement, foreclosure, sale, inspection and/or possession. In this connection we note that the gaming laws require that the transfer of a gaming
Casino Magic of Louisiana, Corp.
January 28, 1997
Page 10

               license or a transfer by any person who owns five (5%) percent or more of the economic interest of such gaming license along with the approval for the proposed transferee must be approved by the Louisiana Gaming Control Board before such transfer shall be effective. Additionally, we note that the gaming laws provides that a gaming license is revocable and can be issued for only a maximum five (5) year term. With respect to any security interest in a gaming license or approvals required therefor, we express no opinion as to any general intangible which by its terms cannot be transferred, prohibits the transfer thereof, or in which Louisiana law prohibits the transfer of a security interest.

          FFF.       We express no opinion as to the enforceability of (1) any
provision of the Collateral Documents purporting to establish any evidentiary standard or to waive either legality as a defense to the performance of a contract, obligations or any other defenses to such performance which cannot, as a matter of law, be effectively waived; (2) any indemnity provisions contained in the Collateral Documents; (3) the right of the Trustee or other party for compensation for services as keeper or receiver without appointment and approval by the appropriate judicial proceeding; (4) any provisions in the Collateral Documents purporting to establish jurisdiction or venue with respect to the parties thereto; (5) any waiver of jury trial contained in the Collateral Documents; (6) any provisions which confer self-help or equitable remedies; (7) any provisions which establish methods for service of process or notice of sale contains any submissions or consents to jurisdictions or otherwise restricts limits or denies access to courts or to legal or equitable remedies (8) any provision which allows or authorizes the delay or omission of enforcement of any remedy, indemnity or consent judgment to the extent the delay or mission is contrary to a course of dealing or conduct established by the parties, (9) any provision which establishes non-culpability for actions taken by or on behalf of any party thereto or any other person, (10) any provision which provides for the appointment of a receiver or consent guardian to the extent the appointment of a receiver or consent guardian is governed by applicable statutory requirements and to the extent of such provision of any of the Documents may not be in compliance with any such statutory requirements, (11) any provision which provides for the grant of an irrevocable power of attorney, (12) any provision which restricts or prohibits the further encumbrance of any property other than insofar as failure to comply with any such provision may constitute an Event of Default, (13) any provision which defines rights relating to exculpation, subrogation (other than the waiver thereof), waiver or ratification of future acts, trespass, conversions, negligence or fraud, (14) any provision which permits the Trustee to accelerate the maturity of the Notes evidenced and Casino Magic of Louisiana, Corp.
January 28, 1997
Page 11

               governed by the Collateral Documents without notice to Casino Magic of Louisiana or JCC, (15) any provision which establishes standards for commercial reasonableness as to the extent such standards are manifestly unreasonable, (16) any provision which prohibits the amendment of any agreements other than with respect to the creation of an Event of Default or
(17) any provision which provides for the severability of any provision of any of the Documents where the severed provision is material to such Documents.

          GGG.          Perfection  of  the  Lien and perfection of a security
interest in movable collateral may lapse by passage of time under Louisiana Law and may require additional filing or re-filings to extend the perfection of these liens.

          HHH.        In light of such exceptions and assumptions as those set
forth above, we note that certain provisions of the Documents are or may be unenforceable in whole or in part under the laws of the State of Louisiana, but the inclusion of such provisions does not affect the validity of the Collateral Documents and the Collateral Documents contain adequate provisions for enforcing payment of the obligations secured by the Documents and for the realization of the principal rights and benefits afforded thereby.


                              Sincerely,


                              /s/ Hoffman Sutterfield Ensenat

                              HOFFMAN SUTTERFIELD ENSENAT
DKR/lla